AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made the 14th day of April, 2011.

BETWEEN:

COALHUNTER MINING CORPORATION, a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 507, 475 Howe
Street, Vancouver, British Columbia, V6C 2B3

(“Coalhunter”)

OF THE FIRST PART

AND:

ALAN A. JOHNSON, a Professional Geologist and businessperson with an address at
538 Hawkside Mews N.W. Calgary, Alberta T3G 3R9

(“Alan Johnson”)

OF THE SECOND PART

WHEREAS Coalhunter and Alan Johnson entered into a Coal Tenure Option Agreement dated May 18, 2010 (the “Agreement”);

AND WHEREAS the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	All capitalized terms used herein but not defined in this Amending Agreement have the meanings ascribed to them in the Agreement.

2.	Section 4.6 of the Agreement is deleted and replaced with the following:

“4.6 Share Issuance. On the Exercise Date, concurrent with the payment of the Second Option Payment, the Optionee shall issue 500,000 Common Shares to the Optionor (the “Payment Shares”). If and whenever at any time from the date hereof and prior to the Exercise Date, there is a consolidation, amalgamation, arrangement or merger of the Optionee with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance or transfer of the property and assets of the Optionee as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, if the Payment Shares have not been issued prior to the effective date of such reclassification, redesignation, change, reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, the Optionor shall be entitled to receive and shall accept in lieu of the Payment Shares to which it would otherwise have been entitled to acquire, the number of shares or warrants or other securities or property of the Optionee or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation, arrangement or consolidation, or to which such sale or conveyance may be made, as the case may be, that the Optionor would have been entitled to receive on such reclassification, redesignation, change, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, if, on the record date or the effective date thereof, as the case may be, the Optionor had been the registered holder of the Payment Shares.”

3.	This Amending Agreement shall enure to the benefit of Coalhunter and Alan Johnson and their respective successors and assigns.

4.	Coalhunter and Alan Johnson hereby confirm that, except as set out in this Amending Agreement, the terms and conditions set out in the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

COALHUNTER MINING CORPORATION

Per:	/s/ Michael Hunter
Name

Michael Hunter
Title President & CEO

/s/ Alan Johnson
ALAN A. JOHNSON